United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNION BANKSHARES COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i) (1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[Union Bankshares Company Logo]

P.O. BOX 479, ELLSWORTH, MAINE 04605	207-667-2504

May 11, 2007

Dear Fellow Shareholder:

Please note that our Annual Shareholders meeting will be held on Thursday, June 7, 2007 at 11:00 a.m. at the White Birches Restaurant, Rout 1, in Hancock, Maine.

In preparation for the meeting, we are enclosing our Annual Report and proxy material. We would appreciate it if you would kindly complete the enclosed BLUE proxy card and return it in the postage prepaid envelope provided, as soon as possible.

One of our shareholders, Financial Analytics Investment Corporation (“FAIC”) has announced its intention to send its own proxy to selected shareholders. We understand that the intent of this proxy is to elect Mr. Michael V. Jennings and Andrew J. Pease to your Company’s Board of Directors and to remove Peter A. Blyberg “with cause” from your Board of Directors.

YOUR BOARD OF DIRECTORS OPPOSES FAIC’S PROXY SOLICITATION AND STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD THAT MAY BE SENT TO YOU BY FAIC.

YOUR BOARD OF DIRECTORS STRONGLY URGES YOU TO SIGN AND RETURN THE ENCLOSED BLUE PROXY CARD THAT IS ENCLOSED WITH THE COMPANY’S PROXY STATEMENT. EVEN IF YOU HAVE PREVIOUSLY RETURNED A WHITE PROXY CARD, YOU HAVE EVERY LEGAL RIGHT TO CHANGE YOUR VOTE AND VOTE A BLUE CARD. ONLY YOUR LATEST DATED PROXY CARD COUNTS.

We strongly urge you to read carefully your Company’s Proxy statement included in the enclosed materials and return your BLUE proxy card promptly.

After the meeting we will serve a buffet lunch. We hope that you will be able to attend and look forward to seeing you there. As always, we thank you for your continued support. If you have any questions, please do not hesitate to contact us.

Sincerely,

/s/ Peter A. Blyberg	/s/ Sandra Hylander Collier
Peter A. Blyberg	Sandra Hylander Collier
President & CEO	Chairman of the Board